Exhibit 10.2

September 1, 2026

Q. Byron Hamlett

Dear Byron:

On behalf of Hawkeye Digital, Inc. (Hawkeye), we are pleased to offer you the position of Vice President.

We anticipate your first day of employment to be on September 1, 2026. Your continued employment is contingent upon the completion of an application, acceptable references, receipt of satisfactory background checks, and proof of identification and work authorization. The background review may consist of reference checks and a state and federal criminal background check. You hereby understand and acknowledge that unless otherwise defined by applicable law, any employment relationship with Hawkeye is of an “at will” nature, which means that you may resign at any time and Hawkeye may discharge you at any time with or without cause, reason, or notice.

Your initial salary will be $270,000 annually, paid monthly at $22,500, less applicable taxes, deductions, and withholdings as required by law. Your salary will accrue until the Company completes its current fundraising. As a service to you, we require your participation in our direct deposit program. You are also eligible for an annual discretionary bonus based on the decision of the Executive Management and the Board of Hawkeye.

Hawkeye will reimburse you for properly documented out-of-pocket expenses that you incur as part of fulfilling your duties to the extent that such expenses are reasonable and necessary and in conformity with Hawkeye’s then prevailing policies.

Your medical insurance coverage, Aetna, will become effective January 1, 2027. The employee’s medical insurance coverage is funded completely by Hawkeye. Employees are free to add their dependents to the medical insurance, and the employee’s responsible for paying for any dependent coverage.

You will be eligible for three weeks of vacation per year.

The terms of this employment offer shall be defined in an employment letter between Hawkeye and you not later than January 1, 2027.

We look forward to working with you in achieving the continued success of Hawkeye. Should you have any questions in the meantime, please do not hesitate to contact me.

Respectfully,

/s/ Martin Sumichrast

Martin Sumichrast

Chairman

Hawkeye Digital, Inc.

Agreed and Accepted:

/s/ Q. Byron Hamlett

Q. Byron Hamlett